Exhibit 99.1

SORRENTO TO PRESENT AT THE 2015 BIOTECH SHOWCASE AND 8th ANNUAL

ONEMEDFORUM IN SAN FRANCISCO

San Diego, CA – Jan. 5, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, today announced that Dr. Henry Ji, President and Chief Executive Officer, is scheduled to present a corporate overview at two upcoming healthcare conferences.

Event:	2015 Biotech Showcase
When:	Monday, January 12, 2015 at 9:00 AM PT – 9:30 AM PT
Where:	D-Powell Track Room (3rd Floor), Parc 55 Wyndham, San Francisco, California

Event:	8th Annual OneMedForum
When:	Tuesday, January 13, 2015 at 3:40 PM PT – 4:00 PM PT
Where:	Public Company Track Room, Marriott Marquis, San Francisco, California

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugates (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and CAR.TNK™ cells.

The company recently signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company- to focus on next generation cancer and auto-immune diseases immunotherapies. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation “CAR.TNK™” (pronounced as “Car-Tank”) or “Chimeric Antigen Receptor Tumor-attacking Neukoplast” immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Under the terms of the agreement, Sorrento and Conkwest will establish an exclusive global strategic collaboration focused on accelerating the development of CAR-TNKs for the treatment of hematological malignancies as well as solid tumors. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK products.

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057

CYNVILOQ, G-MAB, TNK and CAR.TNK are trademarks owned by Sorrento Therapeutics, Inc.

Neukoplast and NK-92 are trademarks owned by Conkwest, Inc.